UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 30, 2006

ALCIS HEALTH, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

(Commission File Number)	(IRS Employer Identification No.)
33-61892-FW	72-1235451

560 South Winchester Blvd., 5th Floor

San Jose, CA 95128

(Address of Principal Executive Offices and zip code)

408-236-7525

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Emerging Delta Corporation

111 Congress Avenue, Fourth Floor

Austin, Texas 78701

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2006, Registrant entered into a Plan of Merger and Merger Agreement (the “Merger Agreement”) with ALCiS Health, Inc., a California corporation (“ALCiS-CA”) and a newly-created wholly-owned subsidiary of Registrant, Delta Acquisition Sub, Inc. (“Sub”). The Merger Agreement provides for a reverse triangular merger (the “Merger”) scheduled to close on March 31, 2006, in which (1) Sub is to merge into ALCiS-CA, with ALCiS-CA being the surviving corporation and a wholly-owned subsidiary of Registrant, and (2) ALCiS shareholders and holders of other equity interests are to receive shares and other equity in Registrant in lieu of their ALCiS-CA shares and equity such that after the Merger they would own in excess of 96% of Registrant’s outstanding stock. The Merger is described in more detail below, with such description qualified in its entirety by the Merger Agreement which is attached to this Form 8-K as Exhibit 10.1.

Should the Merger occur, Registrant would be controlled by the former shareholders of ALCiS-CA. Two of Registrant’s directors, Dermot Butler and Lawrence Cottingham, would resign while the other two of Registrant’s directors, Allen Campbell and Jerry Jarrell, would continue to serve as directors. The five current directors of ALCiS would join the board of directors of Registrant. Messrs. Campbell and Jarrell would resign as Registrant’s officers and would be replaced by the officers of ALCiS-CA. The business of Registrant would change to become the business of ALCiS-CA, which is researching, developing, marketing, and distributing body therapy solutions, including but not limited to the area of pain management products such as topical analgesics. It is anticipated that the Merger, for accounting and financial reporting purposes, would be accounted for as an acquisition of Registrant by ALCiS-CA. As such, ALCiS-CA would be the accounting acquirer in the Merger, and the historical financial statements of ALCiS-CA will be the financial statements for Registrant following the Merger.

As part of the Merger, after the Merger, it is anticipated that Registrant’s certificate of incorporation would be amended to decrease the par value of Registrant’s stock from $1.00 per share to $0.001, to increase the number of Registrant’s authorized common shares from 2,000,000 shares to 20,000,000 shares, and to change Registrant’s name to ALCiS Health, Inc. In addition, it is anticipated that Registrant would declare a 5.25 to 1 common stock dividend, which would have the effect of a 6.25 to 1 common stock split. Thus, Registrant’s currently outstanding 43,600 shares would become 272,500 shares, while ALCiS-CA shareholders would own 7,149,006 shares of Registrant’s common stock. Furthermore, Registrant would assume ALCiS-CA’s outstanding warrants, stock options, and option plan and would grant options to Registrant’s current four directors. As a result, Registrant would have outstanding 1,056,400 common warrants and 538,750 options under an option plan of 1,300,000 shares. The outstanding options of Registrant held by Messrs. Butler and Cottingham would terminate while the outstanding options of Registrant held by Messrs. Campbell and Jarrell, 39,375 as adjusted to reflect the 5.25 to 1 common stock dividend, would continue.

Messrs. Jarrell and Campbell have been assisting Registrant to raise moneys. As a condition of the Merger, it is required that Registrant close an offering of at least $1.5 million and it is anticipated that Registrant would complete a $2.05 million offering, which is reflected in the above data. In consideration for such assistance and their past services to Registrant, shortly after the Merger, Messrs. Jarrell and Campbell would receive 75,000 and 125,000 ten-year options, respectively, with an exercise price of $2.00 per share, of which 50% would be full fully vested and the other 50% would vest in one year. In addition, shortly after the Merger, Messrs. Jarrell and Campbell would each receive 60,000 ten-year options in connection with their services as directors of Registrant, with an exercise price of $2.00 per share and vesting over the next three years in quarterly installments of 5,000 shares. Messrs. Butler and Cottingham would each receive fully-vested options to purchase 9,375 shares of Registrant’s stock with an exercise price of $2.00 per share. All such options are included in the 538,750 total of Registrant outstanding options under its option plan described above. Mr. Jarrell has lent ALCiS-CA $50,000, which has been converted into 25,000 Series B Preferred shares that would in turn convert into 25,000 common shares of Registrant in the Merger after giving effect to the 5.25 to 1 common stock dividend. As part of the note conversion, Mr. Jarrell also received 10,000 warrants, half exercisable at $2.00 per share and half exercisable at $3.75 per share. ALCiS-CA has agreed to reimburse Mr. Campbell for up to $10,000 of expenses he incurred in connection with the fundraising and to reimburse Messrs. Campbell and Jarrell for their prior-approved travel expenses incurred in assisting with the offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Agreement and Plan of Merger dated March 30, 2006, entered in by and among Registrant, ALCiS Health, Inc., a California corporation, and a newly-created wholly-owned subsidiary of Registrant, Delta Acquisition Sub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, ALCiS Health, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCiS Health, Inc.

Date: April 5, 2006	By:	/s/ Brian Berchtold
W. Brian Berchtold, CEO

List of Exhibits

Exhibit 10.1	Agreement and Plan of Merger dated March 30, 2006, entered in by and among Registrant, ALCiS Health, Inc., a California corporation, and a newly-created wholly-owned subsidiary of Registrant, Delta Acquisition Sub, Inc.